EXHIBIT 8.1
The following is a list of all of the Company’s significant subsidiaries, their jurisdiction of incorporation and the names under which they do business, if different from their name.

Any other name under which they do
Company	Jurisdiction	business
BHL Solar Technology Company Limited (“BHLHK”)	Hong Kong	N/A

Sino Solar Technology (HK) Ltd (“Sino Solar”)	Hong Kong	N/A

China Green Industry Group Limited (“Green Industry”)	BVI	N/A

China Green Holdings Limited (“Green Holdings”)	BVI	N/A

Sinofield Group Limited (“Sinofield”)	BVI	N/A

Southwick International Limited (“Southwick”)	BVI	N/A

Trenda International Limited (“Trenda”)	BVI	N/A

Shenzhen Helios New Energy Technology Limited (“Shenzhen Helios Energy”)	China	N/A

China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd. (“Zhangzhou Trendar Tech”)	China	N/A

China Merchants Zhangzhou Development Zone Trenda Solar Ltd. (“Zhangzhou Trenda”)	China	N/A

China Green Investment Group Limited (“Green Investment”)	BVI	N/A

Faster Assets Limited (“Faster Assets”)	BVI	N/A

China Merchants Zhangzhou Development Zone Broad Shine Solar Technology Limited (“Broad Shine”)	China	N/A